EXHIBIT 5.1

1555 Palm Beach Lakes Boulevard, Suite 310 West Palm Beach, FL 33401-2327 Tel: (561) 478-7077 Fax: (561) 659-0701 www.harriscramer.com

September 26, 2008

GelTech Solutions, Inc.

1460 Park Lane South, Suite 1

Jupiter, FL 33458

Attention: Mr. Michael Cordani, CEO

Re:

GelTech Solutions, Inc. / Form S-8

Dear Mr. Cordani:

You have advised us that GelTech Solutions, Inc. (the “Company”) is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) with respect to 3,500,000 shares of common stock, $0.001 par value per share, issuable under the Company’s 2007 Equity Incentive Plan.

In connection with the filing of this Registration Statement, you have requested us to furnish you with our opinion as to the legality of (i) such of the Company’s shares as are presently outstanding; and (ii) such securities as shall be offered by the Company itself pursuant to the Prospectus which is part of the Registration Statement.

You have advised us that as of September 24, 2008, the Company’s authorized capital consists of (i) 50,000,000 shares of common stock, $0.001 par value, of which 13,470,950 shares are issued and outstanding, and (ii) 5,000,000 shares of blank check preferred stock, $0.001 par value, of which no shares are issued or outstanding. You have further advised us that the Company has received valid consideration for the issuance of these shares.  You have further advised us that under the 2007 Equity Incentive Plan (the “Plan”), 3,500,000 shares are reserved for the issuance of outstanding derivative securities or have been issued.

After having examined the Company’s certificate of incorporation, bylaws, minutes and the Plan and the financial statements incorporated by reference into the Registration Statement, we are of the opinion that the issued and outstanding shares of common stock are, and the shares of common stock issued to date under the Plan, and the unissued securities to be offered by the Company itself under the Plan pursuant to the Registration Statement have or will be, when offered and sold as provided in the Plan,  fully paid and non-assessable, duly authorized and validly issued.

Mr. Michael Cordani

September 26, 2008

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Harris Cramer LLP
Harris Cramer LLP